As filed with the Securities and Exchange Commission on July 30, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REYNOLDS AMERICAN INC.

(Exact name of registrant as specified in its charter)

North Carolina	20-0546644
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

401 North Main Street
Winston-Salem, NC 27102-2990
(336) 741-2000
(Address of Principal Executive Offices Including Zip Code)

REYNOLDS AMERICAN INC
LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Charles A. Blixt, Esq.
Reynolds American Inc.
401 North Main Street
Winston-Salem, NC 27102-2990
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (336) 741-2000

Copies to:
Jere R. Thomson, Esq.
Jones Day
222 East 41st Street
New York, New York 10017-6702
(212) 326-3939

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of securities	Amount to be	Offering Price	Proposed Maximum Aggregate	Amount of
to be registered	Registered(1)	Per Share(2)	Offering Price(2)	registration fee
COMMON STOCK (PAR VALUE $0.0001 PER SHARE)(3)	8,000,000	$66.48	$531,840,000	$67,384.13

(1)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Long-Term Incentive Plan (the “LTIP”).

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rule and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on July 26, 2004, which was $66.48 per share and was within five business days prior to this filing.

(3)	This registration statement also pertains to rights to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Registrant (the “Rights”). Until the occurrence of certain prescribed events, the Rights are not exerciseable, are evidenced by the certificates for Reynolds American Inc. Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Reynolds American Inc. Common Stock held subject to adjustment pursuant to anti-dilution provisions.

PART I

ITEM 1. PLAN INFORMATION

     Not required to be filed with this registration statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Reynolds American Inc. (the “Registrant” or “RAI”) pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) (Commission File Number 333-111972), are incorporated by reference herein:

(1)	The prospectus contained in the Registrant’s Amendment No. 4 to its Registration Statement on Form S-4 filed with the Commission on June 23, 2004;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004;

(3)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A dated July 29, 2004, filed with the Commission pursuant to Section 12 of the 1934 Act, including any amendment thereto or report filed for the purpose of updating such description; and

(4)	All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable, see Item 3(1) above.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain legal matters in connection with any original issuance of Common Stock offered hereby are being passed upon for the Registrant by McDara P. Folan, III, Senior Vice President, Deputy General Counsel and Secretary of the Registrant. Mr. Folan owns shares of Common Stock which represent less than 0.1% of the currently outstanding shares of all classes of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 55-2-02 of the North Carolina Business Corporation Act, referred to as the “NCBCA,’’ enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (ii) improper distributions as described in Section 55-8-33 of the NCBCA; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. Article Nine of RAI’s articles of incorporation provides that, to the fullest extent permitted by the NCBCA, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director.

     Sections 55-8-50 through 55-8-58 of the NCBCA permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, because such person was or is a director, officer, agent or employee of the corporation, or was or is serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the NCBCA. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

     Article Nine of RAI’s articles of incorporation provides that RAI will indemnify to the fullest extent permitted by North Carolina law any person who was or is a director or officer of RAI who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, because such person was or is a director or officer of RAI or was serving at the request of RAI as a director, officer, partner, trustee, employee or agent of any other enterprise. RAI will enter into separate indemnification agreements with certain directors and officers granting such persons the maximum indemnification permitted by Section 55-8-57 of the NCBCA; provided, however, that no indemnification will be provided for any loss that is determined in a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) to have resulted from knowing misconduct by such person from which such person derived a direct, improper personal benefit. The articles of incorporation of RAI provide for indemnification of the officers and directors of RAI to the full extent permitted by applicable law.

     Because of indemnification obligations that may be contained RAI’s articles of incorporation, bylaws or in various agreements entered into by RAI in the future, RAI may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard.

     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the NCBCA.

     Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person. RAI will maintain, for a period of six years following the completion of the combination transactions, the current policies of directors’ and officers’ liability insurance maintained by R.J. Reynolds Tobacco Holdings, Inc. (“RJR”), or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the date of the combination agreement. In no event will RAI be required to spend in any one year an amount more than 200% of the annual premiums paid by RJR as of the date of the combination agreement for such insurance, and if the annual premiums of such insurance coverage exceed this amount, RAI will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     RAI will enter into separate indemnification agreements with certain directors and officers that require RAI to maintain, for so long as such person could be subject to claims based upon such person’s status as a director or officer of RAI, directors’ and officers’ liability insurance that is comparable in scope and amount to RJR’s former policies of insurance. In no event will RAI be required to spend in any one year an amount more than 200% of the annual premiums paid by RAI or RJR, as the case may be, five years prior to the then-existing policy period; provided, however, that RAI will use commercially reasonable efforts to obtain and maintain policies of insurance with coverage having features as similar as reasonably practical to the features of the prior policies.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

4.1	Amended and restated articles of incorporation of Reynolds American Inc. (incorporated by reference to Exhibit 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 29, 2004).

4.2	Amended and restated by-laws of Reynolds American Inc. (incorporated by reference to Exhibit 2 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 29, 2004).

4.3	Form of Rights Agreement between Reynolds American Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 3 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 29, 2004).

5.1	Opinion of McDara P. Folan, III, regarding the legality of any original issuance securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of McDara P. Folan, III (included in Exhibit 5.1).

24.1	Power of Attorney.

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this registration statement.

(2)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and where applicable, each filing of the Plans’ annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 30th day of July, 2004.

REYNOLDS AMERICAN INC.

By:
/s/ Charles A. Blixt, Esq.

Charles A. Blixt, Esq.
Executive Vice President, General Counsel and Assistant Secretary

     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities indicated on July 30, 2004.

Signature(s)	Title

*
Executive Chairman and Director
Andrew J. Schindler

*
Susan M. Ivey	President, Chief Executive Officer and Director (principal executive officer)

*
Dianne M. Neal	Executive Vice President and Chief Financial Officer (principal financial officer)

*
Thomas R. Adams	Senior Vice President and Chief Accounting Officer (principal accounting officer)

*
Director
Betsy S. Atkins

*
Director
John T. Chain, Jr.

Signature(s)	Title

*
E.V. Goings	Director

Director
Nana Mensah

*
Director
Robert S. Miller, Jr.

*
Director
Antonio Monteiro de Castro

*
Director
H.G.L. Powell

*
Director
Joseph P. Viviano

*
Director
Thomas C. Wajnert

*
Director
Neil R. Withington

* The undersigned, pursuant to a power of attorney, executed by each of the officers and directors identified above and filed with the Commission herewith, by signing his name hereto, does hereby sign and deliver this Registration Statement on behalf of each of the persons noted above in the capacities indicated.

	/s/	McDara P. Folan, III

*By:		McDara P. Folan, III

EXHIBIT INDEX

5.1	Opinion of McDara P. Folan, III, regarding the legality of any original issuance securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of McDara P. Folan, III (included in Exhibit 5.1).

24.1	Power of Attorney.